Exhibit 99.1

FOR IMMEDIATE RELEASE

August 10, 2026

ART’S WAY ANNOUNCES SIGNIFICANT INCREASE IN

BACKLOG FOLLOWING AWARD OF MAJOR

MODULAR BUILDING PROJECTS

ARMSTRONG, IOWA, August 10, 2026 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural and research needs, announces that its Modular Buildings segment has been awarded major projects recently, increasing the segment’s backlog to over $19.0 million, a significant increase since the $1.3 million reported in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2026.

These projects represent a significant increase in the Modular Building segment’s production commitments and provide enhanced visibility into future manufacturing activity. The backlog is estimated to be substantially fulfilled by the end of the Company’s 2027 fiscal year, subject to customer schedules, project milestones and customary execution.

Marc McConnell, the Company’s President, CEO, and Chairman, reports, “We are pleased to announce the award of these significant projects, which reflect the strength of our modular manufacturing capabilities and the confidence our customers have placed in our team. These projects substantially strengthen our backlog and position the Company for an extended period of production activity. We remain focused on executing these projects efficiently and at the high level of quality and service our customers expect.”

The Company is not disclosing the identities of the customers or additional project details at this time due to the contractual confidentiality obligations. Should the customers agree to joint press release in the future the Company may release more information related to the projects.

The Company expects these projects to be executed at margins generally consistent with its historical performance for comparable Modular Buildings projects.

Backlog represents the estimated value of signed customer contracts that have not yet been completed. While backlog provides an indication of future business activity, it is subject to customer requirements, contract terms, scheduling changes, and other factors. Accordingly, backlog is not necessarily indicative of future revenue, operating results, or the timing of revenue recognition.

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 100 employees across two branch locations: Art’s Way Manufacturing in Armstrong, Iowa and Art’s Way Scientific in Monona, Iowa. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has two reporting segments: Agricultural Products and Modular Buildings.

For more information, contact:

Marc McConnell, President, Chief Executive Officer and Chairman

712-208-8467

marc.mcconnell@artsway.com

Or visit the Company’s website at www.artsway.com/

Caution Regarding Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “foresee,” “optimistic,” “opportunity,” “position,” or the negative of these terms or other similar expressions. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including, but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases and tariffs, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) future agricultural sales and plans to enter into building contracts; (vi) cash flows and plans to fund strategic initiatives and pay down debt; and (vii) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and tariffs and their effect on the Company’s supply chain and demand for its products; domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; and other factors detailed from time to time in the Company’s public filings with the Securities and Exchange Commission. Actual results may differ materially from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.